FORM OF AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc. (each, a “Company” and collectively, the “Companies”), on behalf of their respective series listed on Schedule A

January 1, 2013, as last amended and restated [            ], 2014

Hartford Funds Distributors, LLC

100 Matsonford Road

5 Radnor Corp.

Center-Suite 300

Radnor, PA 19087

Re: Amended and Restated Principal Underwriting Agreement (the “Agreement”)

Ladies and Gentlemen:

Each Company is a Maryland corporation registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has shares of capital stock (hereinafter the “Shares”) representing interests in the respective series of the Company listed on Schedule A (each, a “Fund” and collectively, the “Funds”), which are registered under the Securities Act of 1933, as amended (the “1933 Act”), and securities acts of various states and jurisdictions, where appropriate.  In addition, each Fund offers multiple classes of Shares that vary with regard to certain characteristics.  The specific characteristics of the classes offered by each Fund are set forth in the respective Company’s then currently effective Prospectus and Statement of Additional Information (including any supplements or amendments thereto).  This Agreement is intended to take effect as if entered into between each Company, severally, and Hartford Funds Distributors, LLC (“HFD”), and the provisions of this Agreement shall be construed accordingly.  This Agreement is intended to supersede the Principal Underwriting Agreement between Hartford Securities Distribution Company, Inc. (“HSD”) and Hartford Series Fund, Inc. and the Principal Underwriting Agreement between HSD and Hartford HLS Series Fund II, Inc. (collectively, the “Former Agreements”); provided, however, that the parties to this Agreement acknowledge and agree that HFD shall be entitled to compensation due under the Former Agreements with respect to services rendered by HSD prior to the termination of the Former Agreements.  You have informed us that HFD is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and that HFD is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”). You have indicated your desire to be the exclusive selling agent and principal underwriter for each Company for the sale of Shares to separate accounts of affiliated and unaffiliated insurance companies, tax-qualified retirement plans, and other accounts as agreed to between the parties (collectively, the “Eligible Investors”). We have been authorized to execute and deliver this Agreement to you, which Agreement has been approved by a vote of a majority of each Company’s directors (the “Directors”) who are not parties to such Agreement or “interested persons” of any party thereto (the “Independent Directors”), as defined by the 1940 Act, cast in person at a meeting called for the purpose of voting on the approval of this Agreement.

1.         Appointment of Underwriter. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, each Company hereby appoints you as the exclusive sales agent for distribution of the Shares and agrees that the Company will deliver to you such Shares as you may sell. You agree to use your best efforts to (a) promote and offer each Fund; (b) solicit orders for the purchase of Shares of each Fund subject to the terms and conditions as a Company may specify; and (c) accept orders for the purchase of the Shares of each Fund on behalf of a Company.  You are not, however, obligated to sell any specific number of the Shares.  You also acknowledge and agree that a Company may enter directly into participation agreements or other similar agreements with certain Eligible Investors concerning their purchases of Shares.

In connection with such sales and offers of sale, a Company shall not be responsible in any way for any other information, statements or representations given or made by you or your representatives or agents, except such information or representations as are contained in the Company’s then currently effective Prospectus and Statement of Additional Information or information furnished in writing to you by the Company.

2.         Independent Contractor. You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind a Company by your actions, conduct, or contracts, except that you are authorized to accept orders for the purchase or repurchase of the Shares as a Company’s agent. You may appoint sub-agents or distribute the Shares through dealers (or otherwise) as you may determine necessary or desirable from time to time. This Agreement shall not, however, be construed as authorizing any dealer or other person to accept orders for sale or repurchase on a Company’s behalf or to otherwise act as a Company’s agent for any purpose.

3.         Offering Price. Shares shall be offered for sale at a price equivalent to their net asset value, as set forth in a Company’s then currently effective Prospectus and Statement of Additional Information. On each business day on which the New York Stock Exchange is open for business, each Company will furnish you with the net asset value of the Shares, which shall be determined and become effective as of the close of business of the New York Stock Exchange on that day. The net asset value so determined shall apply to all orders for the purchase of the Shares received by purchasers prior to such determination, and you are authorized in your capacity as a Company’s agent to accept orders and confirm sales at such net asset value.  To the extent that a Company’s Shareholder Servicing and Transfer Agent (collectively “Agent”) and the Custodian(s) for any pension, profit-sharing, employer or self-employed plan receive payments on behalf of the investors, such Agent and Custodian(s) shall be required to record the time of such receipt with respect to each payment, and the applicable net asset value shall be that which is next determined and effective after the time of receipt by them. In all events, you shall forthwith notify all of the dealers comprising your selling group and the Agent and Custodian(s) of the effective net asset value as received from a Company. Should a Company at any time calculate the Company’s net asset value more frequently than once each business day, you and the Company will follow procedures with respect to such additional price or prices comparable to those set forth above in this Section 3.

4.         Compensation.

(a)       You shall not be entitled to charge a sales commission on the sale of Shares of a Company.

(b)       In accordance with the distribution plans adopted pursuant to Rule 12b-1 under the 1940 Act (the “Distribution Plans”) for certain classes of Shares, you will be entitled to be paid a distribution fee of up to 0.25% of the average daily net assets of each such class of Shares.

5.         Payment for Shares. At or prior to the time of delivery of any of a Company’s Shares you will pay or cause to be paid to the Custodian, for the Company’s account, an amount in cash equal to the net asset value of such Shares. In the event that you pay for Shares sold by you prior to your receipt of payment from purchasers, you are authorized to reimburse yourself for the net asset value of such Shares from the offering price of such Shares when received by you.

6.         Registration of Shares. No Shares shall be registered on a Company’s books until (i) receipt by the Company of your written request therefor; (ii) receipt by the Custodian and Agent of a certificate signed by an officer of the Company stating the amount to be received therefor; and (iii) receipt of payment of that amount by the Custodian. Each Company will provide for the recording of all Shares purchased in unissued form in “book accounts,” unless a request in writing for certificates (if available) is received by the Agent, in which case certificates for Shares in such names and amounts as is specified in such writing will be delivered by the Agent, as soon as practicable after registration thereof on the books.

7.         Purchases for Your Own Account. You shall not purchase Shares for your own account for purposes of resale to the Eligible Investors, but you may purchase Shares for your own investment account upon your written assurance that the purchase is for investment purposes only and that the Shares will not be resold except through redemption by a Company.

8.         Allocation of Expenses.

(a)       Each Company will pay the following expenses in connection with the sales and distribution of Shares of the Company:

(i)          expenses pertaining to the preparation of the Company’s audited and certified financial statements to be included in any amendments (“Amendments”) to the Company’s Registration Statements under the 1933 Act, including the Prospectuses and Statements of Additional Information included therein;

(ii)         expenses pertaining to the preparation (including legal fees) and printing of all Amendments or supplements filed with the SEC, including the copies of the Prospectuses and Statements of Additional Information included in the Amendments and the first ten (10) copies of the definitive Prospectuses and Statements of Additional Information or supplements thereto, other than those necessitated by or related to your activities where such Amendments or supplements result in expenses which the Company would not otherwise have incurred;

(iii)        expenses pertaining to the preparation, printing, and distribution of any reports or communications, including Prospectuses and Statements of Additional Information, which are sent to the Company’s existing shareholders; and

(iv)        filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the Shares.

(b)       Except to the extent that you are entitled to compensation under the provisions of the Distribution Plan for a Company, you will pay the following expenses:

(i)          expenses of printing additional copies of the Prospectuses and Statements of Additional Information and any amendments or supplements thereto which are necessary to continue to offer a Company’s Shares to the Eligible Investors;

(ii)         expenses pertaining to the preparation (excluding legal fees) and printing of all Amendments and supplements to a Company’s Registration Statements if the Amendment or supplement arises from or is necessitated by or related to your activities where those expenses would not otherwise have been incurred by the Company; and

(iii) expenses pertaining to the printing of additional copies, for use by you as sales literature, of reports or other communications which have been prepared for distribution to a Company’s existing shareholders or incurred by you in advertising, promoting and selling the Company’s Shares to the Eligible Investors.

9.         Furnishing of Information. Each Company will furnish to you such information with respect to the Company and its Shares, in such form and signed by such of the Company’s officers as you may reasonably request, and the Company warrants that the statements therein contained when so signed will be true and correct. Each Company will also furnish you with such information and will take such action as you may reasonably request in order to qualify the Company’s Shares for sale in jurisdictions in which you may wish to offer them. Each Company will furnish you at least annually with audited financial statements of the Company’s books and accounts certified by independent public accountants, and with such additional information regarding the Company’s financial condition, as you may reasonably request from time to time.

10.      Conduct of Business. Other than currently effective Prospectuses and Statements of Additional Information, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. You will furnish a Company with copies of all such material prior to their use and no such material shall be published if the Company shall reasonably and promptly object.

You shall comply with the applicable federal and state laws and regulations where a Company’s Shares are offered for sale and conduct your affairs with the Company and with dealers, brokers, or investors in accordance with FINRA’s Rules of Fair Practice.

11.      Repurchases.  You at your sole discretion may repurchase Shares offered for sale by the shareholders.  Repurchase of Shares by you shall be at the net asset value next determined after a repurchase order has been received.  On each business day, you shall notify in writing a Company or the Company’s transfer agent of the orders for repurchase of Shares received by you since the last such report, the amount to be paid for such Shares, and the identity of shareholders offering Shares for repurchase.  Upon such notice, the Company shall pay you such amounts as are required by you for the repurchase of such Shares in cash or in the form of a credit against monies due to the Company from you as proceeds against the sale of Shares.  You will receive no remuneration for repurchasing Shares.  Each Company reserves the right to suspend such repurchases upon written notice to you.  You further agree to act as agent for each Company to receive and transmit promptly to a Company’s Transfer Agent shareholder requests for redemption of Shares.

12.      Board Reports.  You shall prepare reports for the Directors of a Company upon request showing information concerning expenditures related to this Agreement.

13.      Regulation S-P.  You acknowledge that information regarding individuals that is provided to you by a Company in connection with the performance of this Agreement constitutes “nonpublic personal information,” as defined under Regulation S-P adopted pursuant to the Gramm-Leach-Bliley Act.  You agree that you will not disclose any such nonpublic personal information except as permitted by law and shall notify a Company prior to making any such permitted disclosure.

14.      Other Activities. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares so long as the services hereunder are not impaired thereby.

15.      Term of Agreement. This Agreement shall become effective on the date of its execution and shall remain in effect for a period of two (2) years from the date of this Agreement. This Agreement shall continue annually thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of a Company or (ii) by a vote of a majority of the Independent Directors of a Company, cast in person at a meeting called for the purpose of voting on this Agreement.

16.      Termination. This Agreement: (i) may be terminated at any time without the payment of any penalty, either by vote of the Directors of a Company or by a vote of a majority of the outstanding voting securities of the Company, on sixty (60) days’ written notice to you; (ii) shall terminate immediately in the event of its assignment; and (iii) may be terminated by you on sixty (60) days’ written notice to a Company.

17.      Amendment.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by a vote of (i) a majority of the outstanding voting securities of a Company or (ii) a majority of the Directors of a Company, including a majority of the Independent Directors of the Company.

18.      Suspension of Sales. Each Company reserves the right at all times to suspend or limit the offering of the Shares to the Eligible Investors upon written notice to you, and to reject any order in whole or in part.

19.      Miscellaneous. This Agreement shall be subject to the laws of the State of New York and shall be interpreted and construed to further and promote the operation of each Company as an open-end investment company. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.  As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end investment company,” “assignment,” “principal underwriter,” “interested person,” and “majority of the outstanding voting securities,” shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

20.      Indemnification. You agree to indemnify each Fund against any and all litigation and other legal proceedings of any kind or nature against any liability, judgment, cost or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the Shares of the Fund by you. In the event of the threat or institution of any such litigation or legal proceedings against a Fund, you shall defend such action on behalf of the Fund at your own expense, and shall pay any such liability, judgment, cost or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement: provided, however, you shall not be required to pay or reimburse the Fund for any liability, judgment, cost or penalty incurred as a result of information supplied by, or as a result of the omission to supply information by, the Fund to you, or to you by a Director, officer, or employee of the Fund who is not an interested person of yours, unless the information so supplied or omitted was available to you or the Fund’s investment adviser without recourse to the Fund or any such interested person of the Fund.

21.      Liability. Nothing contained herein shall be deemed to protect you against any liability to a Company or to a Company’s shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

22.      Sub-Accounting Services. In addition to your traditional distribution functions, you are authorized to appoint sub-agents to perform sub-accounting services as long as you have determined that (i) the services are necessary for a Company and not a duplication of services performed by the Company’s Transfer Agent, (ii) the sub-agent is competent to perform such services, and (iii) the price per account is competitive with the prices charged by other third parties performing similar services. Such sub-accounting services may include: (a) the maintenance of separate records for each Eligible Investors reflecting all account activities such as sales and purchases of a Company’s Shares, (b) the transmittal to a Company of Share purchase and redemption orders, (c) the transmittal of periodic account statements, and (d) the transmittal of customer proxy materials, reports and other information required to be sent to shareholders under the federal securities laws. Upon receipt of the invoice for such services, and after you verify the accuracy of the invoice, you are authorized to rebill, or cause to be billed, a Company for such services in the amount invoiced by the sub-agent.

If the foregoing meets with your approval, please acknowledge your acceptance by signing below whereupon this shall constitute a binding agreement as of the date first above written.

Very truly yours,

Hartford Series Fund, Inc.

By:

Hartford HLS Series Fund II, Inc.

By:

Agreed to and Accepted:

Hartford Funds Distributors, LLC

By:

SCHEDULE A

To the Amended and Restated Principal Underwriting Agreement

HARTFORD SERIES FUND, INC.

Hartford Balanced HLS Fund

Hartford Capital Appreciation HLS Fund

Hartford Disciplined Equity HLS Fund

Hartford Dividend and Growth HLS Fund

Hartford Global Growth HLS Fund

Hartford Global Research HLS Fund

Hartford Growth HLS Fund

Hartford Healthcare HLS Fund

Hartford High Yield HLS Fund

Hartford Index HLS Fund

Hartford International Opportunities HLS Fund

Hartford MidCap HLS Fund

Hartford MidCap Value HLS Fund

Hartford Portfolio Diversifier HLS Fund

Hartford Small Company HLS Fund

Hartford Stock HLS Fund

Hartford Total Return Bond HLS Fund

Hartford Ultrashort Bond HLS Fund (formerly Money Market HLS Fund)

Hartford Value HLS Fund

American Funds Asset Allocation HLS Fund

American Funds Blue Chip Income and Growth HLS Fund

American Funds Bond HLS Fund

American Funds Global Bond HLS Fund

American Funds Global Growth HLS Fund

American Funds Global Growth and Income HLS Fund

American Funds Global Small Capitalization HLS Fund

American Funds Growth HLS Fund

American Funds Growth-Income HLS Fund

American Funds International HLS Fund

American Funds New World HLS Fund

HARTFORD HLS SERIES FUND II, INC.

Hartford Growth Opportunities HLS Fund

Hartford SmallCap Growth HLS Fund

Hartford Small/Mid Cap Equity HLS Fund

Hartford U.S. Government Securities HLS Fund

A-1